Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS THIRD QUARTER 2025 RESULTS

GAAP Net Loss of $0.04 Per Diluted Share for the Third Quarter

Normalized FFO of $0.29 Per Diluted Share for the Third Quarter

Positive Commercial Releasing Spreads of 6.0% (GAAP) and 6.6% (Cash)

Approximately 270K Net Rentable Square Feet of New and Renewed Commercial Lease Space

Maintained 2025 Full-Year Normalized FFO Guidance Range of $1.03 to $1.07 per Diluted Share

VIRGINIA BEACH, VA, November 3, 2025 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2025 and provided an update on current events and earnings guidance.

Third Quarter and Recent Highlights:

•Net loss attributable to common stockholders and OP Unit holders of $3.6 million, or $0.04 per diluted share, compared to net loss attributable to common stockholders and OP Unit holders of $10.4 million, or $0.11 per diluted share, for the three months ended September 30, 2024.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $20.2 million, or $0.20 per diluted share, compared to $12.7 million, or $0.14 per diluted share, for the three months ended September 30, 2024. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $29.6 million, or $0.29 per diluted share, compared to $31.4 million, or $0.35 per diluted share, for the three months ended September 30, 2024. See "Non-GAAP Financial Measures."

•As of September 30, 2025, weighted average stabilized portfolio occupancy was 95.7%. Retail occupancy was 96.0%, office occupancy was 96.5%, and multifamily occupancy was 94.2%.

•Positive spreads on renewals across all commercial segments:
◦Retail 5.7% (GAAP) and 6.5% (Cash)
◦Office 21.6% (GAAP) and 8.9% (Cash)
◦Multifamily 2.3% (GAAP and Cash)

•Executed 25 commercial lease renewals and 7 new commercial leases during the third quarter for an aggregate of approximately 270,000 of net rentable square feet.

“Our third quarter results highlight the consistency and strength of our portfolio,” said Shawn Tibbetts, President and Chief Executive Officer. “Property-level income continues to outperform our 2025 guidance, contributing to beating consensus for the quarter. We are simplifying the business, driving operational excellence, and leveraging data-driven insights to enhance performance across the platform. With a disciplined approach to capital allocation and a focus on recurring property-level earnings, we are strengthening the balance sheet and positioning Armada Hoffler for sustainable growth and long-term value creation.”

•Same Store Net Operating Income ("NOI") increased 1.0% on a GAAP basis compared to the quarter ended September 30, 2024.

•Third-party construction backlog as of September 30, 2025 was $83.9 million and general contracting and real estate services gross profit for the third quarter was $2.1 million.

•During the third quarter of 2025, unrealized losses on non-designated interest rate derivatives that negatively affected FFO were $8.1 million. As of September 30, 2025, the value of the Company’s entire interest rate derivative portfolio, net of unrealized losses, was $13.4 million. These losses are excluded from Normalized FFO.

•On July 22, 2025, the Company, entered into a note purchase agreement with institutional investors, in the aggregate amount of $115.0 million of senior unsecured notes of the Operating Partnership, consisting of notes with 3, 5, and 7 year maturities and interest rates of 5.57%, 5.78%, and 6.09%, respectively.

•On October 16, 2025, the Company announced that its Board of Directors unanimously appointed Shawn J. Tibbetts as Chairman of the Board, effective January 1, 2026. This appointment represents the final step in the succession plan initiated in 2024. Mr. Tibbetts will continue to serve as President and Chief Executive Officer, and Louis S. Haddad will continue to serve as director on the Company's Board of Directors.

Financial Results

Net loss attributable to common stockholders and OP Unit holders for the third quarter was $3.6 million compared to $10.4 million for the third quarter of 2024. The year-over-year change was primarily due to a decrease in unrealized losses reflected in change in fair value of derivatives as well as a decrease in salaries and compensation due to the severance paid in the third quarter of 2024, partially offset by a decrease in construction gross profit due to the close-out of contracts and an increase in interest expense.

FFO attributable to common stockholders and OP Unit holders for the third quarter was $20.2 million compared to $12.7 million for the third quarter of 2024. The year-over-year increase in FFO was primarily due to a decrease in unrealized losses reflected in change in fair value of derivatives as well as a decrease in salaries and compensation due to the severance paid in the third quarter of 2024, partially offset by a decrease in construction gross profit due to the close-out of contracts and an increase in interest expense. Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter decreased to $29.6 million compared to $31.4 million for the third quarter of 2024. The year-over-year decrease in Normalized FFO was primarily due to the decrease in general contracting and real estate services gross profit and an increase in interest expense.

Operating Performance

At the end of the third quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 96.0%, 96.5%, and 94.2% occupied, respectively.

Total third party construction contract backlog was $83.9 million as of September 30, 2025.

Interest income from real estate financing investments was $3.9 million for the three months ended September 30, 2025.

Balance Sheet and Financing Activity

As of September 30, 2025, the Company had $1.5 billion of total debt outstanding, including $200.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. As of September 30, 2025, the Company’s debt was 100% fixed or economically hedged after considering interest rate swaps.

On July 22, 2025, the Company, as parent guarantor, and Armada Hoffler, L.P., the Company’s operating partnership (the “Operating Partnership”), as borrower, entered into a note purchase agreement with institutional investors, pursuant to which the Operating Partnership sold, and the institutional investors purchased, an aggregate of $115.0 million of senior unsecured notes of the Operating Partnership, consisting of (a) $25.0 million aggregate principal amount of 5.57% Senior Notes, Series A, due July 22, 2028, (b) $45.0 million aggregate principal amount of 5.78% Senior Notes, Series B, due July 22, 2030 and (c) $45.0 million aggregate principal amount of 6.09% Senior Notes, Series C, due July 22, 2032 (collectively, the “Notes”). The issue price for the Notes was 100% of the aggregate principal amount thereof. The Company utilized the proceeds of the sale of the Notes to repay the $65.0 million construction loan secured by the Southern Post mixed-use asset and $48.0 million under the Company’s revolving credit facility.

Outlook

The Company narrowed its 2025 full-year Normalized FFO guidance from the Company's previous guidance range to $1.03 to $1.07 per diluted share. The following table updates the Company's assumptions underpinning full year guidance. The Company's executive management will provide further details regarding its 2025 earnings guidance during tomorrow's webcast and conference call.

Full-year 2025 Guidance [1][2]	Expected Ranges
Portfolio NOI	$174.1	M	$175.5	M
Construction Segment Gross Profit	$5.5	M	$6.5	M
G&A Expenses	($17.2	M)	($16.4	M)
Interest Income	$15.8	M	$16.2	M
Adjusted Interest Expense[3]	($63.7	M)	($61.7	M)
Normalized FFO per diluted share	$1.03		$1.07

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•Southern Post Retail - Stabilized in 4Q25
•Southern Post Office - Stabilized in 2H26
•Allied Multifamily - Stabilized 1H26
•Acquisition of one Real Estate Financing asset in 4Q25

[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 4, 2025 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 800 549 8228 (toll-free dial-in number) or (+1) 646 564 2877 (toll dial-in number). The conference ID is 93777. A replay of the conference call will be available through Thursday, December 4, 2025 by dialing (+1) 888 660 6264 (toll-free dial-in number) or (+1) 646 517 3975 (toll dial-in number) and providing passcode 93777#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2025	December 31, 2024
	(UNAUDITED)
ASSETS
Real estate investments:
Income producing property	$2,441,965	$2,173,787
Held for development	5,683	5,683
Construction in progress	27,890	17,515
	2,475,538	2,196,985
Accumulated depreciation	(504,419)	(451,907)
Net real estate investments	1,971,119	1,745,078
Real estate investments held for sale	4,800	4,800
Cash and cash equivalents	46,511	70,642
Restricted cash	3,313	1,581
Accounts receivable, net	58,274	52,860
Notes receivable, net	152,288	132,565
Construction receivables, including retentions, net	34,587	84,624
Construction contract costs and estimated earnings in excess of billings	2,638	6
Equity method investments	47,880	158,151
Operating lease right-of-use assets	22,669	22,841
Finance lease right-of-use assets	87,868	88,986
Acquired lease intangible assets	80,181	89,739
Other assets	65,007	60,990
Total Assets	$2,577,135	$2,512,863
LIABILITIES AND EQUITY
Indebtedness, net	$1,485,657	$1,295,559
Accounts payable and accrued liabilities	41,295	38,840
Construction payables, including retentions	39,658	104,495
Billings in excess of construction contract costs and estimated earnings	5,755	5,871
Operating lease liabilities	31,242	31,365
Finance lease liabilities	93,280	92,646
Other liabilities	36,609	54,418
Total Liabilities	1,733,496	1,623,194
Total Equity	843,639	889,669
Total Liabilities and Equity	$2,577,135	$2,512,863

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)
Revenues
Rental revenues	$68,724	$68,598	$197,672	$193,744
General contracting and real estate services revenues	23,192	114,353	101,782	358,167
Interest income	4,166	4,701	12,534	13,959
Total revenues	96,082	187,652	311,988	565,870

Expenses
Rental expenses	17,622	16,652	49,323	46,344
Real estate taxes	6,148	6,184	18,675	17,995
General contracting and real estate services expenses	21,128	110,987	96,970	346,385
Depreciation and amortization	23,113	23,684	68,081	65,697
General and administrative expenses	4,447	5,187	17,831	15,564
Acquisition, development, and other pursuit costs	10	2	350	5,530
Impairment charges	350	—	350	1,494
Total expenses	72,818	162,696	251,580	499,009
Operating income	23,264	24,956	60,408	66,861
Interest expense	(22,718)	(21,387)	(62,098)	(60,589)
Equity in Income (Loss) of Unconsolidated Real Estate Entities	38	—	(2,197)	—
Gain on consolidation of real estate entities	—	—	6,915	—
Loss on extinguishment of debt	(69)	(113)	(69)	(113)
Change in fair value of derivatives and other	(1,216)	(10,308)	(1,778)	6,978
Unrealized credit loss release (provision)	126	(198)	313	(53)
Other income (expense), net	28	96	(44)	254
(Loss) income before taxes	(547)	(6,954)	1,450	13,338
Income tax (provision) benefit	(192)	(592)	185	120
Net (loss) income	(739)	(7,546)	1,635	13,458
Net loss (income) attributable to noncontrolling interests in investment entities	51	17	131	(34)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net (loss) income attributable to common stockholders and OP Unitholders	$(3,575)	$(10,416)	$(6,895)	$4,763

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)
Net (loss) income attributable to common stockholders and OP Unitholders	$(3,575)	$(10,416)	$(6,895)	$4,763
Depreciation and amortization, net(1)	23,395	23,070	69,774	63,855
Impairment of real estate assets	350	—	350	1,494
FFO attributable to common stockholders and OP Unitholders	$20,170	$12,654	$56,314	$70,112
Acquisition, development, and other pursuit costs	10	2	350	5,530
Accelerated amortization of intangible assets and liabilities	—	(5)	(169)	(5)
Loss on extinguishment of debt	69	113	69	113
Unrealized credit loss (release) provision	(126)	198	(313)	53
Amortization of right-of-use assets - finance leases	395	395	1,185	1,184
Decrease in fair value of derivatives not designated as cash flow hedges	8,095	16,669	17,567	12,109
Stock compensation normalization	527	—	2,776	—
Amortization of interest rate derivatives on designated cash flow hedges	383	73	1,149	454
Severance related costs	91	1,339	1,684	1,506
Normalized FFO available to common stockholders and OP Unitholders	$29,614	$31,438	$80,612	$91,056
Net (loss) income attributable to common stockholders and OP Unitholders per diluted share and unit	$(0.04)	$(0.11)	$(0.07)	$0.05
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.20	$0.14	$0.55	$0.79
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.29	$0.35	$0.79	$1.02
Weighted-average common shares and units - diluted	102,093	90,598	101,839	89,293

________________________________________

(1) The adjustment for depreciation and amortization excludes amortization of above and below-market ground lease assets. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2025 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2024 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2025 includes $0.8 million and $3.6 million, respectively, of depreciation attributable to unconsolidated investments.

(2) Accounts for the double-issuance of stock compensation due to a modification in the structure of executive compensation grants, removing the impact of grants in the current year that are related to the prior year's performance. New grants are now issued in the year in which performance relates. Adjustment also removes impact of a one-time acceleration of 100% of stock compensation awarded to our former Chief Executive Officer in relation to prior year performance and the special award granted in June 2025. This adjustment accounts for the duplicate expense, but does not adjust for the double issuance of shares. This adjustment also specifically excludes the impact of the special awards granted in June 2025 to a select group of employees, including our executive officers.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,200	$16,611	$49,593	$52,228
GAAP Adjustments (2)	(1,309)	(1,059)	(3,822)	(1,377)
Same Store NOI	17,509	17,670	53,415	53,605
Non-Same Store NOI (3)	1,199	921	1,586	2,901
Segment NOI	18,708	18,591	55,001	56,506

Office Same Store (4)
Same Store NOI, Cash Basis	13,443	12,869	39,941	39,112
GAAP Adjustments (2)	(2,409)	(2,296)	(6,328)	(4,936)
Same Store NOI	15,852	15,165	46,269	44,048
Non-Same Store NOI (3)	1,009	3,952	1,275	3,981
Segment NOI	16,861	19,117	47,544	48,029

Multifamily Same Store (5)
Same Store NOI, Cash Basis	7,323	7,434	22,969	23,590
GAAP Adjustments (2)	(216)	(209)	(624)	(18)
Same Store NOI	7,539	7,643	23,593	23,608
Non-Same Store NOI (3)	1,846	411	3,536	1,262
Segment NOI	9,385	8,054	27,129	24,870
Total Property NOI	44,954	45,762	129,674	129,405

General contracting & real estate services gross profit	2,064	3,366	4,812	11,782
Real estate financing gross profit	1,700	2,348	5,468	7,215
Interest income (6)	315	565	1,274	1,775
Depreciation and amortization	23,113	23,684	68,081	65,697
General and administrative expenses	4,447	5,187	17,831	15,564
Acquisition, development, and other pursuit costs	10	2	350	5,530
Impairment charges	350	—	350	1,494
Interest expense	(22,718)	(21,387)	(62,098)	(60,589)
Equity in Income (Loss) of Unconsolidated Real Estate Entities	38	—	(2,197)	—
Gain on consolidation of real estate entities	—	—	6,915	—
Loss on extinguishment of debt	(69)	(113)	(69)	(113)
Change in fair value of derivatives and other	(1,216)	(10,308)	(1,778)	6,978
Unrealized credit loss release (provision)	126	(198)	313	(53)
Other income (expense), net	28	96	(44)	254
Income tax (provision) benefit	(192)	(592)	185	120
Net (loss) income	(739)	(7,546)	1,635	13,458

Net loss (income) attributable to noncontrolling interests in investment entities	51	17	131	(34)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net (loss) income attributable to common stockholders and OP Unitholders	$(3,575)	$(10,416)	$(6,895)	$4,763

________________________________________

(1) Retail same-store portfolio for the three and nine months ended September 30, 2025 and 2024 excludes Southern Post Retail, Allied | Harbor Point Retail, and Columbus Village II due to redevelopment, as well as Market at Mill Creek and Nexton Square which were sold in December 2024.

(2) GAAP Adjustments include adjustments for the net effects of straight-line rental revenues, the amortization of lease incentives and above/below market rents, the net effects of straight-line rental expenses, and ground rent expenses for finance leases.

(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three and nine months ended September 30, 2025 and 2024 excludes Southern Post Office and Allied | Harbor Point Office Garage.
(5) Multifamily same-store portfolio for the three and nine months ended September 30, 2025 and 2024 excludes Chandler Residences, The Allied | Harbor Point, and Greenside Apartments.
(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Vice President of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248